 EX‑35.5

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2015, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as General Special Servicer, Wells Fargo Bank, National Association, as Excluded Mortgage Loan Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian with respect to Commercial Mortgage Pass-Through Certificates Series 2015-C23 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of the Agreement, I, Daniel Marthinsen, Managing Director of Special Servicing do hereby certify that:

1. A review of the activities of the Excluded Mortgage Loan Special Servicer during the period from June 1, 2015 through December 31, 2015 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Excluded Mortgage Loan Special Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 4th day of March 2016.

/s/ Daniel Marthinsen

Daniel Marthinsen

Managing Director

Wells Fargo Bank

Wells Fargo Bank, N.A	(logo) Together we’ll go far